Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $0.0001 par value per share, reserved for issuance pursuant to the Recruiter.com Group, Inc. 2024 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,000,000	$2.16(2)	$4,320,000	$147.60 per million dollars	$637.63

Total Offering Amounts					$4,320,000		$637.63

Total Fee Offsets							—

Net Fee Due							$637.63

(1)

This registration statement shall be deemed to cover an indeterminate number of additional common shares, without par value, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended. The maximum aggregate offering price is based on a maximum of 2,000,000 shares registered for issuance under the Recruiter.com Group, Inc. 2021 Equity Incentive Plan, multiplied by $2.16, the average of the high and low prices of the common shares, without par value, of Recruiter.com Group, Inc. as reported on the Nasdaq Capital Market on September 9, 2024.